Exhibit 10.5

PENN NATIONAL GAMING, INC.

NOTICE OF STOCK APPRECIATION RIGHT AWARD

The purpose of this Notice is to inform you that a Stock Appreciation Right (SAR) Award has been made to you by Penn National Gaming, Inc. (the “Company”) pursuant to the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan (the “Plan”), as follows:

Name and Address of Grantee:

Date of Grant:	, 20

Type of Grant:	Stock Appreciation Right (SAR) Award

Number of SARs (shares covered by the SAR Award):

Base Amount:

Vesting Date(s):	shares on , 20 shares on , 20 shares on , 20 shares on , 20

Expiration Date:	, 20

Each vested SAR represents the right to receive a cash payment upon exercise equal to the amount by which the fair market value (as defined in the Plan) of one share of Common Stock of the Company on the date of exercise exceeds the Base Amount of the SAR.

The SAR Award is subject to all the terms and conditions of the Plan, which is available upon request, and the Award Agreement attached hereto.

PENN NATIONAL GAMING, INC.

By:
Title:

PENN NATIONAL GAMING, INC.

STOCK APPRECIATION RIGHT (SAR) AWARD AGREEMENT

All Stock Appreciation Right Awards are subject to the provisions of the 2018 Long Term Incentive Compensation Plan (the “Plan”) and any rules and regulations established by the Compensation Committee of the Board of Directors of Penn National Gaming, Inc.  A copy of the Plan is available upon request.  Unless specifically defined herein, words used herein with initial capitalized letters are defined in the attached Notice of Stock Appreciation Right Award (the “Notice”) or the Plan.

The terms provided herein are applicable to the Stock Appreciation Right Award specified in the attached Notice.  Different terms may apply to any prior or future awards under the Plan.

1.             Grant of Stock Appreciation Rights.

Effective as of the Date of Grant identified on the Notice, the Company has granted and issued to you an Award of Stock Appreciation Rights (SARs).  The number of SARs granted to you is equal to the number of shares of Common Stock subject to the SAR Award, and is identified in the Notice.  Each vested SAR represents the right to receive a cash payment upon exercise equal to the amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Base Amount for the SAR.

2.             Vesting and Exercisability.

The SARs shall vest on the dates and with respect to the number of shares of Common Stock set forth in the attached Notice, provided that you are employed by the Company or a Subsidiary or serving as a Director, as applicable, on the vesting date, except as otherwise provided in Paragraph 3 below.  In addition, the SARs shall vest upon the occurrence of a termination of service following a Change of Control in accordance with Article XIII of the Plan.

The SARs, or a portion thereof, shall be exercisable during the period beginning on the applicable vesting date and ending on the Expiration Date, subject to earlier termination in the event of a termination of your employment or service as a Director under certain circumstances, as provided in Paragraph 3.

3.             Termination of Employment or Service.

If you cease to be an employee of the Company and all Subsidiaries or if you cease to be a Director, as the case may be, for any reason (other than as specified in clauses (i), (ii) or (iii) below), then the SARs that are vested as of your termination or cessation date shall be exercisable until the end of the 120th day after that date, and the SARs that are not vested as of your termination or cessation date shall be forfeited and cancelled immediately; except that, in cases where your termination of employment or cessation of service is a result of your:

(i) death or Disability, any unvested SARs shall thereupon become vested and exercisable and the SARs shall remain exercisable until the Expiration Date;

(ii) resignation (other than for Retirement), any vested SARs shall be cancelled and forfeited at the end of the 30th day after your termination or cessation date; and

(iii) termination for Cause by the Company, a Subsidiary, or the Board, any SARs then outstanding, whether or not then vested, shall be cancelled and forfeited as of such termination date.

You will receive no payment for any SARs that are cancelled and forfeited.

4.             Exercise.

You may exercise your vested SARs by providing notice of exercise to the Company, in a form and manner acceptable to the Company.

5.             Payment of Taxes.

Upon the issuance of any cash payment in accordance with the foregoing, the Company shall withhold all applicable tax-related items legally payable by you from such cash payment.

6.             Nature of SARs.

SARs are used solely as a device to measure and determine the cash amount that will be paid to you upon exercise of the vested SARs.  SARs are not treated as property or as a trust fund of any kind.  Nothing in this Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.  All amounts attributable to SARs shall be and remain the sole property of the Company, and your rights under this Award Agreement and the Plan are limited to the right to receive cash following the dates the SARs vest.  You have no right to receive shares of Common Stock under this Award Agreement.

7.             No Right To Continued Service.

This SAR Award does not give you the right to continue in service with the Company in any capacity.  The Company reserves the right to terminate your services at any time, with or without cause, subject to any employment agreement or other contract.

8.             Inalienability of Rights.

The SARs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or otherwise encumbered except in accordance with Section 12.8 of the Plan.

9.             Applicable Law.

This Award Agreement will be interpreted and enforced under the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

10.          Effect and Construction of this Award Agreement.

The text of the Plan is incorporated in this Award Agreement by reference.

This Award Agreement and the Plan govern the terms and conditions of this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded.  This Award Agreement may be amended in a way that is adverse to you or your beneficiaries only by another written agreement, signed by both parties, otherwise, the rights of the Board or Grantor as set forth in the Plan control as to any modification, alteration or amendment of this Award Agreement.

Penn National Gaming, Inc.
Understanding How Stock Appreciation Rights Work

Congratulations on receiving a Penn National Gaming, Inc. (“PNG”) Stock Appreciation Right (SAR) Award.  These SARs are designed so that you may share in the Company’s success.

How Do SARs Work?

A SAR is the right, subject to certain conditions, to receive a cash payment equal to the appreciation, if any, in the value of a share of PNG Common Stock between the date the SAR is granted and the date you exercise the SAR.  This payment is not automatically made; you must exercise a vested SAR to receive it.

The value of a share of PNG Common Stock on the grant date is the Base Amount; it does not change for the life of the SAR (except in certain limited circumstances determined in the Compensation Committee’s discretion, as described in the Plan).  However, the market price of PNG stock changes and will ultimately determine the value, if any, you receive from your SARs.  If the value of PNG stock increases, the value of your SARs will increase.  For example, if you have been granted 100 SARs (in other words, SARs covering 100 shares of PNG stock) with a Base Amount of $30 and the market price of PNG stock has grown to $40 on the date you choose to exercise, you would receive a gross cash payment equal to $1,000.  You will be subject to Federal income tax with respect to the SARs when you exercise the SARs and the amount paid to you will be net of any required state and federal tax withholding and any other amounts required to be withheld under applicable tax laws.  YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR FOR MORE INFORMATION REGARDING THE TAX RULES APPLICABLE TO SARS.

SAR Basics

The Base Amount is equal to the closing sales price of a share of PNG Common Stock on the business day immediately preceding the date the SARs are granted.

The vesting period is the waiting period from the Date of Grant to the Vesting Dates during which you cannot exercise your SARs, or the portion of your SARs for which the Vesting Date has not been reached.

The exercise period is the time from the Vesting Date until the Expiration Date, during which you can exercise your vested SARs.

Your SARs can no longer be exercised after the Expiration Date, which is ten (10) years after the Date of Grant.  The SARs will expire sooner if you leave PNG under certain circumstances.  For example, if you were granted SARs covering 100 shares of PNG Common Stock, and you remain employed by PNG for ten (10) years, the SARs are exercisable as follows:

Number of shares	Vesting Period	Exercise Period
25 shares	Date of Grant - First Anniversary of Date of Grant	First Anniversary of Date of Grant - Tenth Anniversary of Date of Grant
25 shares	Date of Grant - Second Anniversary of Date of Grant	Second Anniversary of Date of Grant - Tenth Anniversary of Date of Grant
25 shares	Date of Grant - Third Anniversary of Date of Grant	Third Anniversary of Date of Grant - Tenth Anniversary of Date of Grant
25 shares	Date of Grant - Fourth Anniversary of Date of Grant	Fourth Anniversary of Date of Grant - Tenth Anniversary of Date of Grant